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                                                                      EXHIBIT 12

                               CIGNA CORPORATION
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                  YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------
                                                        1994      1993      1992      1991      1990
                                                       ------    ------    ------    ------    ------
Income from continuing operations before income
  tax................................................  $  805    $  165    $  179    $  584    $  352
                                                       ------    ------    ------    ------    ------
Fixed charges included in income:
  Interest expense...................................     121       124       100       106       115
  Interest portion of rental expense.................     102       114       113       123       116
                                                       ------    ------    ------    ------    ------
       Total fixed charges included in income........     223       238       213       229       231
                                                       ------    ------    ------    ------    ------
Income available for fixed charges...................  $1,028    $  403    $  392    $  813    $  583
                                                       ------    ------    ------    ------    ------
Ratio of earnings to fixed charges...................     4.6       1.7       1.8       3.6       2.5
                                                       ======    ======    ======    ======    ======